SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 13, 2009

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-10909 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 450, New York, New York  10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the  appropriate  box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On July 13, 2009, NeoStem, Inc. ("NeoStem") terminated in accordance with the terms thereof the Share Exchange Agreement dated November 2, 2008 (the "Share Exchange Agreement") by and between NeoStem, China StemCell Medical Holding Limited, a Hong Kong company (the "HK Entity"), Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company, a China limited liability company (the "Institute Co. ") (its preexistence is Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine, “Institute”), Beijing HuaMeiTai Bio-technology Limited Liability Company (“WFOE”) and Zhao Shuwei (“HK Shareholder”).  The Share Exchange Agreement provided for a transaction whereby NeoStem would acquire rights in the Institute Co. in connection with NeoStem's planned expansion into the People's Republic of China (the "PRC").  As a result of the termination, the Company will be relieved of issuing the 5,000,000 shares of its common stock, $.001 par value that would have been issued under the Share Exchange Agreement.

Beginning in 2009, NeoStem embarked on other activities to expand its operations into the PRC through a stem cell division that will be in place of closing on the transactions contemplated by the Share Exchange Agreement.  As a result on July 13, 2009, NeoStem terminated the Share Exchange Agreement and is in discussions regarding the possibility of acquiring an option to purchase the Institute Co. during the next three years.

Item 8.01.  Other Events.

On July 16, 2009, the Company announced that it has entered into an advisory consulting agreement with Dr. Cai Jianqian, (Mrs. Mao) of the Shandong Provincial Association of Chinese Medicine, to assist the company with its expansion into China and facilitate collaborations with prestigious hospitals in the People’s Republic of China.

Dr. Cai Jianqian, a graduate of Shandong University of Traditional Chinese Medicine, has held the positions of Chief of the Administration of Chinese Medicine of Shandong Province, standing Council Member of the China Association of Chinese Medicine, Chairman of the Medicated Diet Association, Member of the lecturer team on Chinese acupuncture and moxibustion, and Corporate Representative of the Shandong Provincial Association of Chinese Medicine.

Dr. Cai held senior positions at China's State Drug Administration and its predecessor for many years, was responsible for creating the development strategies and long-term and middle-term planning of the industry, and is considered by many to be instrumental in the continual improvement of the standards of medicine, education and research in the Chinese medicine industry. She was appointed in 1983 to head Chinese Medical Affairs of Shandong province, and during her tenure the number of Chinese medicine hospitals in Shandong province increased from eight to 150. In addition to being responsible for having established the Shandong Academy of Chinese Medicine and the Shandong Academy of Acupuncture and Moxibustion, she has been consistently praised by the Ministry of Health and the State Administration of Traditional Chinese Medicine for having made Shandong province one of the top ranked provinces in the PRC for Chinese medicine advancement.

A Council member of the American General Medical Association as well as a member of the editorial board of The Journal of American General Medicine, Dr. Cai is responsible for having established The Chinese Traditional Medicine Center in Chicago, two Chinese medicine hospitals in South Africa, twelve Chinese medicine outpatient clinics in Switzerland and the Chinese medicine rehabilitation centers in Poland and Russia. She has been extensively published in her field and is well regarded for her work in the research and development of new drugs, including the clinical study of complex diseases and acute illness, including cancer. She has been awarded an International MD and is certified by the International Open Traditional Medicine University & Institute of Medical Science of the United Nations, and the International Association of Traditional Medicine in Colombo in 1999.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, NeoStem has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Name: Catherine M. Vaczy
Title: Vice President and General Counsel

Date:  July 17, 2009